Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

AMENDED AND RETATED CERTIFICATE OF INCORPORATION

OF

TOURMALINE BIO, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Tourmaline Bio, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Tourmaline Bio, Inc., and that this corporation was originally converted from Tourmaline Bio, LLC, a Delaware limited liability company, to a Delaware corporation pursuant to the General Corporation Law on September 9, 2022 under the name Tourmaline Bio, Inc.

2. That the Board of Directors of the Corporation (the “Board of Directors”) duly adopted resolutions proposing to amend the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended to read as follows:

1. The first sentence of Article Fourth is amended and restated by deleting such sentence and replacing it in its entirety with the following:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 231,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”) and (ii) 128,148,529 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”)”

FIRST. Thereafter, pursuant to resolutions of the Board of Directors, this Certificate was submitted to the stockholders of the Corporation for their approval and was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law.

SECOND. All other provisions of the Amended and Restated Certificate of Incorporation, as currently on file with the Secretary of State of the State of Delaware, shall remain in full force and effect.

IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 21st day of June, 2023.

By:	/s/ Sandeep Kulkarni
Sandeep Kulkarni, Chief Executive Officer